Exhibit 11.1

eLong, Inc.

Business Conduct and Code of Ethics

This Code of Business Conduct and Ethics (“Code of Ethics” or “Code”) reflects the commitment of eLong Inc (“ELONG” and, together with its businesses, the “Company”) to conduct its business affairs in accordance with not only the requirements of law but also standards of ethical conduct that will maintain and foster the Company’s reputation for honest and straightforward business dealings. The standards in this Code may be further explained or implemented through policy memoranda, including those relating to specific areas of our business. If a law conflicts with a policy in this Code, you must comply with the law. This Code and related memoranda and manuals are available from the Human Resources and Legal Departments of ELONG and each ELONG business.

PURPOSE:

Every employee of the Company is subject to and must abide by this Code of Ethics. References in this Code to employees of the Company include members of the ELONG Board of Directors as well as the officers of the Company. All such persons are hereinafter referred to as “covered persons”.

You are strongly encouraged to consult with supervisory personnel or the Legal Department of ELONG if you have any questions concerning the requirements or interpretation of this Code of Ethics.

Those who violate the standards in this Code may be subject to disciplinary action. If you are in or aware of a situation which you believe may violate or lead to a violation of this Code, please follow the guidelines described in Sections 8 and 9 of this Code.

PROCEDURE:

1.	Honest, Lawful and Ethical Conduct

The conduct of covered persons in performing their duties on behalf of the Company must in all situations, as to all matters and at all times, be honest, lawful and in accordance with high ethical and professional standards.

In addition, the conduct of all covered persons must at all times be respectful of the rights of others and, in keeping with their duty of loyalty to the Company, must at all times be in the best interests of the Company.

The requirement of honest, lawful, and ethical conduct is broad and therefore must be stated in general terms. As such, this Code does not cover every issue that may arise, but instead sets out basic principles to guide all employees of the Company.

2.	Conflicts of Interest

Employees, officers and directors owe a duty to the Company to advance its legitimate interests when the opportunity to do so arises. A “conflict of interest” exists when a person’s personal or private interest improperly interferes with the interests of the Company. A conflict situation can arise when an employee, officer or director takes actions or has interests that may make it difficult to perform his or her work for the Company objectively and effectively. Conflicts of interest may also arise when any such covered person, or any member of his or her family, receives improper personal benefits as a result of his or her position in the Company.

It is almost always a conflict of interest for a covered person to work simultaneously for a competitor, customer or supplier. The best policy is to avoid any material business connection with our customers, suppliers or competitors, except when acting on the Company’s behalf.

The Company respects the privacy of its employees and their right to engage in outside activities that do not conflict with the interests of, do not interfere with the performance of their duties on behalf of, and do not reflect poorly on the Company. The Company nonetheless has the right and obligation to determine whether conflicts of interest exist and to take appropriate action to address them.

Before engaging in any material transaction or relationship that reasonably could give rise to an actual or apparent conflict of interest, each covered person must provide full and fair disclosure of all relevant facts and circumstances to, and receive the approval of, in the case of an ELONG Board member or executive officer, the ELONG Board of Directors or a committee thereof or, in the case of any other covered person, his or her business Legal Department or the ELONG Legal Department, as applicable. Whenever a general counsel of an ELONG business learns of a potential conflict of interest transaction that appears to be material, he or she shall immediately inform the ELONG Legal Department. In addition, if a covered person’s spouse or other close family member works for a firm that does business with or competes against the Company, your business Legal Department should be advised of the situation in writing. Conflicts of interest may not always be clear-cut, so if you have a question, you should consult with senior management or your Legal Department.

3.	Compliance with Laws, Rules and Regulations

Complying with the law is the foundation on which ELONG ’s ethical standards are built. It is ELONG ’s policy to be a good “corporate citizen”. All covered persons must comply with applicable governmental laws, rules and regulations. Reasons such as “everyone does it” are unacceptable excuses for violating this requirement of the Code.

Although not all covered persons are expected to know the details of these laws, it is important to know enough to determine when to seek advice from supervisors, managers, the Legal Department or other appropriate personnel. Any suspected or actual violation of any applicable law, rule or regulation should be reported immediately to your immediate supervisor or your Legal Department.

4.	Insider Trading

Covered persons who, as a result of their employment at or other association with the Company, are in possession of material, non-public information about any publicly traded corporation, including ELONG, may not engage in transactions in the securities of such corporations and should not share such information with anyone who might engage in such transactions. To do so is not only unethical but also illegal and could expose you to civil and criminal penalties.

Please read and familiarize yourself with the “eLong Securities Trading Policy”, which already has been distributed to you. The policy can be obtained from the Human Resources or Legal Department of your business. If you should have further questions in this area, please consult the ELONG Legal Department.

5.	Disclosure, Financial Reporting, and Accounting

The Company is committed to providing full, fair, accurate, timely and understandable disclosure in all reports and documents filed with or submitted to the Securities and Exchange Commission (“SEC”) and in all other public communications made by the Company. All of the Company’s books, records, accounts and financial statements must be maintained in reasonable detail, must appropriately reflect the Company’s transactions and must conform both to applicable legal requirements and to the Company’s system of internal controls. Unrecorded or “off the books” funds or assets should not be maintained unless permitted by applicable law or regulation and brought to the attention of ELONG ’s controller.

Any covered person of the Company who learns of any material information affecting or potentially affecting the accuracy or adequacy of the disclosures made by the Company in its SEC filings or other public statements shall bring the matter promptly to the attention of a member of the ELONG Disclosure Committee. The Disclosure Committee consists of the General Counsel of ELONG, the Chief Financial Officer of ELONG and such other employees of ELONG as may be designated from time to time.

Senior management, including the senior financial officers, of ELONG ’s businesses shall report their respective financial results to senior management of ELONG in a way that enables ELONG to fairly present the consolidated financial position and the consolidated results of operations and cash flows of the Company in conformity with accounting principles generally accepted in the United States, applied on a consistent basis.

Any covered person who learns of any information concerning (i) significant deficiencies or material weaknesses in the design or operation of internal controls which could adversely affect the Company’s ability to record, process, summarize and report financial data accurately, or (ii) any fraud, whether or not material, involving management or other employees who have a significant role in the Company’s financial reporting, disclosures or internal controls, shall bring the matter promptly to the attention of a member of the Disclosure Committee.

Upon receipt of any such information, the Disclosure Committee shall investigate the matter, consult with senior management as warranted, confer with the Audit Committee of the ELONG Board of Directors if appropriate, and ensure that any necessary corrective action is taken.

6.	Confidentiality

Covered persons must maintain the confidentiality of confidential information entrusted to them by the Company or its customers or suppliers, except when disclosure is authorized by the Legal Department of your business, required by laws or regulations or ordinary and necessary in the course of carrying out your responsibilities as an employee, officer or director of the Company. Confidential information includes all non-public information that might be of use to competitors, or harmful to the Company or its customers or suppliers, if disclosed. It also includes information that suppliers and customers have entrusted to us. The obligation to preserve confidential information continues even after employment ends.

7.	Waivers of the Code of Business Conduct and Ethics

Any waiver of this Code for executive officers or directors of ELONG may be made only by the ELONG Board of Directors or a properly authorized ELONG Board committee and will be promptly disclosed to shareholders along with reasons for such waiver as required by law or Nasdaq regulation.

8.	Compliance Procedures

We must all work to ensure prompt and consistent action in response to violations of this Code. However, in some situations it is difficult to know right from wrong. Since we cannot anticipate every situation that will arise, it is important that we have a way to approach a new question or problem. These are the steps to keep in mind:

•	Make sure you have all the facts. In order to reach the right solutions, we must be as fully informed as possible.

•	Ask yourself: What specifically am I being asked to do? Does it seem unethical or improper? This will enable you to focus on the specific question you are faced with, and the alternatives you have. Use your judgment and common sense; if something seems unethical or improper, it probably is.

•	Clarify your responsibility and role. In most situations, there is shared responsibility. Are your colleagues informed? It may help to get others involved and discuss the problem.

•	Discuss the problem with your supervisor. This is the basic guidance for all situations. In many cases, your supervisor will be more knowledgeable about the question, and will appreciate being brought into the decision-making process. Remember that it is your supervisor’s responsibility to help solve problems.

•	Ask first, act later: If you are unsure of what to do in any situation, seek guidance before you act.

9.	Enforcement

The Company is committed to full, prompt, and fair enforcement of the provisions of this Code of Ethics.

Reporting Violations. Any covered person who learns of information indicating that a violation of this Code of Ethics has been or is about to be committed shall immediately report the facts to the general counsel of your ELONG business (or his or her designee), if applicable, or otherwise to the ELONG Legal Department.

•	The failure to report a violation of this Code of Ethics may itself be a violation of the Code.

Whenever a general counsel of an ELONG business learns of a reported violation of the Code of Ethics that involves a violation of law (including any violation of the securities laws) or otherwise appears to be particularly serious, he or she shall immediately inform the ELONG Legal Department.

Protection for Reporting Violations. It is prohibited, and is a violation of this Code of Ethics, for anyone associated with the Company to retaliate in any way against anyone who has reported to the Company in good faith information indicating that a violation of the Code may have occurred or may be about to occur.

Prohibited forms of retaliation include adverse employment actions (such as termination, suspension, and demotion), the creation of a hostile work environment, and any other type of reprisal for the good-faith reporting of a possible violation of this Code of Ethics.

Investigating Reports of Violations. Upon receipt of a report of a possible violation of this Code of Ethics, the ELONG Legal Department or business Legal Department, as the case may be, shall promptly initiate an investigation to gather the relevant facts.

•	All lawful and appropriate investigative means and methods may be utilized in the conduct of the investigation.

•	All covered persons shall cooperate in the investigation when called upon to do so. A failure to cooperate may itself constitute a violation of the Code.

•	The ELONG Legal Department shall be kept apprised of the progress and informed of the results of investigations performed by general counsels of ELONG ’s businesses. In conducting and monitoring investigations, the ELONG Legal Department shall consult and coordinate as appropriate with senior management, the Internal Audit Department, the Human Resources Department and the Audit Committee, and shall seek to ensure that the provisions of this Code of Ethics are applied and enforced consistently across ELONG ’s businesses.

Sanctions for Violations. Appropriate disciplinary action shall be determined upon completion of the investigation, if the ELONG General Counsel or the general counsel of the ELONG business, as the case may be, concludes that a violation of the Code of Ethics has been committed and disciplinary action is warranted. Any violation of this Code may result in serious sanctions by the Company, which may include dismissal, suspension without pay, loss of pay or bonus, loss of benefits, demotion or other sanctions.

Any disciplinary action to be taken against an employee shall be subject to the approval of senior management, and shall be carried out by the Human Resources Department of the applicable business or ELONG .

SUPPLEMENTARY CODE OF CONDUCT

1. Payments to Government Officials and Private Sector Employees.

Without limiting the scope of the Code of Conduct, under no circumstances may employees, either directly or indirectly, offer or give cash (or any other items of value (including gifts), except for modest customary gifts and entertainment expenses within the monetary limit established and communicated by the Compliance Officer in consultation with the Board of Directors (and in any event not to be greater than $500), unless such expenses are otherwise approved in advance by the Compliance Officer. Such Compliance Officer shall be the senior legal officer or if no legal officer, the Chief Financial Officer) to government officials, employees of government departments or private sector employees for their personal gain in order to promote business objectives.

Under applicable PRC law, and as the United States Foreign Corrupt Practices Act specifically explains with respect to governmental and political officials, it is unlawful to offer or provide money or things of value to such officials for the purpose of:

•	“influencing any act or decision of such … official in his official capacity, inducing such … official to do or omit to do any act in violation of the lawful duty of such official, or securing any improper advantage” or

•	“inducing such … official to use his influence with a … government or instrumentality thereof to affect or influence any act or decision of such government or instrumentality”

in either case, “in order to assist in obtaining or retaining business … or directing business to any person.”

These same prohibitions should also apply to an employee’s dealings with private sector employees (or owners) of vendors, suppliers or other non-governmental entities with which the Company does or would like to do business.

2. Use of Consultants. Consultants may not be engaged to help secure business unless and until such consultants and their proposed engagements have been reviewed and approved by the Compliance Officer. The Compliance Officer shall only approve consulting relationships if the Compliance Officer is convinced that any payments are at market rates and the consultant has made a commitment, in writing, not to undertake any practices that would be improper under this Supplemental Code, under law or otherwise if undertaken directly by an employee.

3. Sanctions. Failure to comply with these rules can lead to serious disciplinary consequences, including termination of employment.